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                                                                  Exhibit 4(d)

                            J. L. HALSEY CORPORATION
                           EXECUTIVE STOCK OPTION PLAN
                          (EFFECTIVE AS OF MAY 2, 1996)

 1. PURPOSES OF THE PLAN. The purposes of this Plan, which shall be known as the Executive Stock Option Plan and is hereinafter referred to as the "Plan", are (a) to provide incentives for key employees of J. L. Halsey Corporation (the "Company"), formerly known as NovaCare, Inc., and its subsidiary or parent corporations (within the respective meanings of Sections 424(f) and 424(e) of the Internal Revenue Code of 1986, as amended (the "Code"), and referred to herein as "Subsidiary" and "Parent", respectively) by encouraging their ownership of the common stock, $.01 par value, of the Company (the "Stock") and (b) to aid the Company in retaining such key employees, upon whose efforts the Company's success and future growth depends, and attracting other such employees.

 2. ADMINISTRATION. The Plan shall be administered by the Stock Option Committee (the "Committee") of the Board of Directors (the "Board"), as hereinafter provided. For purposes of administration, the Committee, subject to the terms of the Plan, shall have plenary authority to establish such rules and regulations, make such determinations and interpretations, and take such other administrative actions as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, conclusive and binding on all persons, including Optionees (as hereinafter defined) and their legal representatives and beneficiaries.

     The Committee shall be appointed from time to time by the Board and shall consist of not fewer than two of its members; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be (i) a "nonemployee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) an "outside director" as defined under
     Section 162(m) of the Code, unless administration of this Plan by "outside directors" is not then required in order to qualify for tax deductibility under Section 162(m) of the Code. The Board shall designate one of the members of the Committee as its chairman. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all members shall be as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee). No member of the Committee shall be liable for any act or omission with respect to his service on the Committee, if he acts in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company. Service on the Committee shall constitute service as a director of the Company for all purposes.

 3. STOCK AVAILABLE FOR OPTIONS. There shall be available for options under the Plan a total of 3,200,000 shares of Stock, subject to any adjustments which may be made pursuant to Section 5(f). Shares of Stock used for purposes of the Plan may be either authorized and

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     unissued shares, or previously issued shares held in the treasury of the
     Company, or both. During any one calendar year, no employee may receive options relating to greater than 2,000,000 shares of Stock. Shares of Stock covered by options which have terminated or expired prior to exercise shall be available for further options hereunder except for purposes of calculating any share limitations imposed pursuant to Section 162(m) of the Code.

 4. ELIGIBILITY. Options under the Plan may be granted to key employees of the Company or any Subsidiary or Parent, including officers of the Company or any Subsidiary or Parent. Options may be granted to eligible employees whether or not they hold or have held options previously granted under the Plan or otherwise granted or assumed by the Company. In selecting employees for options, the Committee may take into consideration any factors it may deem relevant, including its estimate of the employee's present and potential contributions to the success of the Company and its Subsidiaries or Parent. Service as an officer of the Company or any Parent or Subsidiary shall be considered employment for purposes of the Plan.

 5. TERMS AND CONDITIONS OF OPTIONS. The Committee shall, in its discretion, prescribe the terms and conditions of the options to be granted hereunder, which terms and conditions need not be the same in each case, subject to the following:

     (b) OPTION PRICE. Except in the case of an option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the price at which each share of Stock covered by an option granted under the Plan may be purchased shall be determined by the Committee and shall not be less than the market value per share of Stock on the date of grant of an option as determined pursuant to Section 5(c). The date of the grant of an option shall be the date specified by the Committee in its grant of the option.

     (b) OPTION PERIOD. The period for exercise of an option shall in no event be more than ten years from the date of grant. Options may, in the discretion of the Committee, be made exercisable in installments during the option period. Any shares not purchased on any applicable installment date may be purchased thereafter at any time before the expiration of the option period.

     (c) EXERCISE OF OPTIONS. In order to exercise an option, the holder thereof (the "Optionee") shall deliver to the Company written notice specifying the number of shares of Stock to be purchased, together with cash or a certified or bank cashier's check payable to the order of the Company in the full amount of the purchase price therefor; and provided further that such purchase price may be paid in shares of Stock owned by the Optionee having a market value on the date of exercise equal to the aggregate purchase price, or in a combination of cash and Stock. For purposes of the Plan, the market value per share of Stock shall be the last sale price regular way on the date of reference, or, in case no sale takes place on such date, the average of the closing high bid and low asked prices regular way, in either case on the principal national securities exchange on which the Stock is listed or admitted to trading, or if the Stock is not listed or admitted to trading on

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          any national securities exchange, the last sale price reported to the
          National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on such date, or the average of the closing high bid and low asked prices of the Stock in the over-the-counter market reported on NASDAQ on such date, whichever is applicable, or if there are no such prices reported on NASDAQ on such date, as furnished to the Committee by any New York Stock Exchange member selected from time to time by the Committee for such purpose. If there is no bid or asked price reported on any such date, the market value shall be determined by the Committee in accordance with the regulations promulgated under Section 2031 of the Code, or by any other appropriate method selected by the Committee. If the Optionee so requests, shares of Stock purchased upon exercise of an option may be issued in the name of the Optionee or another person. An Optionee shall have none of the rights of a stockholder until the shares of Stock are issued to him. An option may not be exercised for less than ten shares of Stock, or the number of shares of Stock remaining subject to such option, whichever is smaller.

     (d) EFFECT OF TERMINATION OF EMPLOYMENT. An option may not be exercised after the Optionee has ceased to be in the full-time employ of the Company or any Subsidiary or Parent, except in the following circumstances:

          (i) If the Optionee's employment is terminated by action of his employer, or by reason of disability or retirement under any retirement plan maintained by the Company or any Subsidiary or Parent, the option may be exercised by the Optionee within three months after such termination, but only as to any shares exercisable on the date the Optionee's employment so terminates;

          (ii) In the event of the death of the Optionee during the three month period after termination of employment covered by (i) above, the person or persons to whom his rights are transferred by will or the laws of descent and distribution shall have a period of one year from the date of his death to exercise any options which were exercisable by the Optionee at the time of his death;

          (iii) In the event of the death of the Optionee while employed, the option shall thereupon become exercisable in full, and the person or persons to whom the Optionee's rights are transferred by will or the laws of descent and distribution shall have a period of one year from the date of the Optionee's death to exercise such option.

          In no event shall any option be exercisable more than ten years from the date of grant thereof. Nothing in the Plan or in any option granted pursuant to the Plan (in the absence of an express provision to the contrary) shall confer on any individual any right to continue in the employ of the Company or any Subsidiary or Parent or interfere in any way with the right of the Company to terminate his employment at any time.

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     (e)  NONTRANSFERABILITY OF OPTIONS. During the lifetime of an Optionee, options held by such Optionee shall be exercisable only by him. No option shall be transferable other than by will or the laws of descent and distribution.

     (f) ADJUSTMENTS FOR CHANGE IN STOCK SUBJECT TO PLAN AND OTHER EVENTS. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and kind of shares subject to the Plan, in the number and kind of shares covered by outstanding options, or in the option price per share, or both.

          In connection with any merger or consolidation in which the Company is not the surviving corporation, any sale or transfer by the Company of all or substantially all of its assets, or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then outstanding voting securities of the Company, all outstanding options granted to any Optionee shall, at the discretion of the Committee, become exercisable in full, notwithstanding any other provision of the Plan or of any such outstanding options granted thereunder, on and after (i) the fifteenth day prior to the effective date of such merger, consolidation, sale, transfer, acquisition or change in control or
          (ii) the date of commencement of such tender offer or exchange offer, as the case may be. Notwithstanding the foregoing, in no event shall any option be exercisable after the date of termination of the exercise period of such option specified in Sections 5(b) and 5(d).

     (g) REGISTRATION, LISTING AND QUALIFICATION OF SHARES OF STOCK. Each option shall be subject to the requirement that if at any time the Board shall determine that the registration, listing or qualification of the shares of Stock covered thereby upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such option or the purchase of shares of Stock thereunder, no such option may be exercised unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The Company may require that any person exercising an option shall make such representations and agreements and furnish such information as it deems appropriate to assure compliance with the foregoing or any other applicable legal requirement.

     (h) OTHER TERMS AND CONDITIONS. The Committee may impose such other terms and conditions, not inconsistent with the terms hereof, on the grant or exercise of options, as it deems advisable.

 6. AMENDMENT AND TERMINATION. Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no option shall be granted hereunder after, May 1, 2006. The Board may at any time amend the Plan; provided, however, that, except as contemplated in
     Section 5(f), the Board shall not, without approval by a majority of the votes cast by the stockholders of the Company at a meeting

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     of stockholders at which a proposal to amend the Plan is voted upon, (a)
     increase the maximum number of shares of Stock for which options may be granted under the Plan, (b) change the minimum option prices, (c) extend the period during which options may be granted or exercised, or (d) except as otherwise provided in the Plan, amend the requirements as to the class of employees eligible to receive options. No termination or amendment of the Plan may, without the consent of an Optionee, adversely affect the rights of such Optionee under any option held by such Optionee.

 7. EFFECTIVENESS OF PLAN. The Plan is effective as of May 2, 1996 subject to approval by a majority of the votes cast by the stockholders of the Company at a meeting of stockholders duly called and held for such purpose, and no option granted hereunder shall be exercisable prior to such approval.

 8. OTHER ACTIONS. Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Company to grant or assume options for proper corporate purposes other than under the Plan with respect to any employee or other person, firm, corporation or association.

 9. REPRICING. The Board shall not, without approval by a majority of the votes cast by the stockholders of the Company at a meeting of stockholders at which a proposal to reprice options is voted upon, adjust or amend the exercise price of options previously awarded under the Plan, whether through amendment, cancellation or replacement grants or any other means.

 10. SEVERABILITY. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

 11. GOVERNING LAW. All questions arising with respect to the provisions of the Plan and option agreements shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.

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